EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT, (the, "Agreement"), dated as of the date of acceptance set forth below, is entered into by and between R. Thomas Kidd (the “Seller”), and Sport Venture Group, LLC, and assigns (“SVG”) and Windy River Group, LLC and assigns (“WRG”) (collectively the “Purchaser”).

WITNESSETH:

WHEREAS, the Purchaser wishes to purchase, and the Seller desires to sell, upon the terms and subject to the conditions of this agreement, 5,000 shares, 2,500 by SVG and 2,500 by WRG, of convertible preferred stock of Sputnik Enterprises, Inc. OTCBB SPNI (Shares) owned by Seller of SPNI.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. AGREEMENT TO PURCHASE; PURCHASE PRICE.

a. Purchase.

(i) The Purchaser will purchase from the Seller (the “Shares”) 5,000 shares of convertible preferred stock of SPNI (Shares) owned by Seller of SPNI in exchange for payment to the Seller by Purchaser of the consideration according to the schedule set forth in Exhibit A attached hereto. This purchase is conditioned and based upon the fact that at Closing SPNI will have 295,286 shares of common outstanding as of the closing date of this transaction and 5,200 preferred shares outstanding, and no other rights or obligations to issue any shares to any other party.

(ii) In the event the Purchaser does not close on or before the scheduled date, then the right to purchase the shares for the consideration set forth in the schedule attached as Exhibit A will be terminated and the Purchasers’ right to purchase and the Sellers obligations to sell are null and void and the parties will have no liability to the other.

b. Method of Payment. Payment to the Seller of the Purchase Price will be made in the form of a cash payment at closing to the Seller by wire transfer as more fully described in Exhibit A attached hereto and incorporated herein.

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c. PURCHASER’S REPRESENTATIONS, WARRANTIES, ETC. Each Purchaser represents and warrants to, and covenants and agrees with, the Seller as follows:

(i) Sputnik grants Kidd registration rights. At any time before seventeen (17) months, Kidd can place his shares as part of any S-1 registration the company files. At any time after seventeen (17) months from this closing, if Kidd shares are not eligible under rule 144 for resale, Kidd may provide written notice to Sputnik to file a registration statement for said shares and obtain an effective S-1 registration from the SEC within 180 days of written notice from Kidd. Sputnik agrees to comply with said written notice and file a registration statement within 10 business days of receipt of the written notice.

(ii) Each Purchaser is purchasing the Shares for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

(iii) The beneficial owners of each Purchaser are (i) an “accredited investor” as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3) and (6), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial, to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Shares.

(iv) Each Purchaser understands that its investment in the Shares involves a high degree of risk.

(v) Each Purchaser understands that it will have liability to the Seller for any damages as a result of a breach of the foregoing representations, warranties, covenants and agreements.

2. SELLER REPRESENTATIONS, ETC. The Seller represents and warrants to the Purchaser that:

a. Concerning the Shares. There are no preemptive rights of any shareholder of SPNI or any third party to acquire the Shares.

b. Authority. The Seller has the capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person, entity or governmental authority. This Agreement has been duly and validly executed by the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally or by limitations on the availability of equitable remedies.

c. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or compliance with the terms and conditions hereof by the Seller will violate or result in a breach of any term or provision of any agreement to which the Seller is bound or is a party, or be in conflict with or constitute a default under, or cause the acceleration of the maturity of any obligation of the Seller under any existing agreement or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any properties or assets of the Seller.

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d. Title. The Seller has good and marketable title to all of the Shares, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances and will not, until the Purchase Price is paid or this Agreement is terminated, sell, hypothecate, encumber, transfer or otherwise dispose of the Shares. The Seller will transfer the shares in the name of the Purchaser or Purchaser’s assigns. Upon delivery of the Seller’s Shares to the Purchaser, the Purchaser will acquire good, valid and marketable title thereto free and clear of all Liens.

e. Full Disclosure. There is no fact actually known to the Seller that would reasonably be expected to materially and adversely affect the ability of the Seller to perform its obligations pursuant to this Agreement.

f. Seller understands that he will have liability to the Seller for any damages as a result of a breach of the foregoing representations, warranties, covenants and agreements.

3. GOVERNING LAW: MISCELLANEOUS.

a. This Agreement will be governed by and interpreted in accordance with the laws of the State of Florida for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass the state courts of the State of Florida in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the losing party will reimburse the prevailing party for any reasonable legal fees and disbursements incurred in the enforcement of or protection of any of its rights under this Agreement.

b. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, will not operate as a waiver thereof.

c. This Agreement will inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

d. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

e. A facsimile transmission of this signed Agreement will be legal and binding on all parties hereto.

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f. This Agreement may be signed in one or more counterparts, each of which will be deemed an original.

g. The headings of this Agreement are for convenience of reference and will not form part of, or affect the interpretation of, this Agreement.

h. If any provision of this Agreement be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

i. This Agreement may be amended only by the written consent of both parties.

j. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

NOTICES. Any notice required or permitted hereunder will be given in writing (unless otherwise specified herein) and will be deemed effectively given on the date of receipt of communication thereof via e-mail [each party to confirm receipt within 12 hours of receipt]

in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by ten (10) days’ advance written notice similarly given to each of the other parties hereto):

SELLER:

R. Thomas Kidd

432 Valley Stream Drive

Geneva, Florida 32732

PURCHASER:

SVG	WRG
Sport Venture Group, LLC Attn: John Voytko, CFO PO Box 2330	Windy River Group 10 State Street Newburyport, MA 01950
Mount Pleasant, SC 29465 legal@sportventuregroup.com

Signature Page to Follow

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Signature Page

IN WITNESS WHEREOF, this Agreement has been duly executed by the Purchaser and the Seller as of the date set forth below.

Date: as of September 30, 2015

Seller:

R. Thomas Kidd
432 Valley Stream Drive Geneva, FL 32732

Purchaser:

SVG

Sport Venture Group, LLC

Ron Konersmann, Chairman

WRG

Windy River Group, LLC

_________________________________

Peter Grieve

Title: _____________________________

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EXHIBIT A

The Purchase Price for the 5,000 convertible preferred shares owing to Seller by Purchaser is $250,000 in cash.

Purchaser shall deliver the purchase price consideration to Seller as follows:

1.	Payment of Purchase Price: Purchaser will, no later than 4 PM EST on September 30, 2015, deliver the sum of $250,000 to R. Thomas Kidd via wire transfer as follows:
R. Thomas Kidd Account Number: ABA Bank of America Mitchell Hammock Branch Oviedo, FL 32765

2.	Closing Date and Payment Terms: The closing date of this transaction will be on or before September 30, 2015.

3.

Contingency: This transaction is subject to and wholly conditioned upon the execution of a mutual release by and between SPNI and Kidd, resolving all outstanding claims Kidd may have against SPNI and SPNI against Kidd under certain promissory notes and pursuant to the terms of that certain Advisor Agreement made and entered into by and between SPNI and Kidd in January of 2013. The mutual release shall be executed by Kidd and SPNI simultaneously with the closing of this agreement.

4.

Escrow Holder: The parties agree that Anthony Gebbia, CEO of Sputnik, may act as the agent for purchaser to receive the preferred shares and canceled notes from Kidd at the closing date as defined herein. In connection therewith, Prior to the payment of the Purchase Price, Purchaser shall be notified that:

i.

Seller has delivered to Anthony Gebbia, President and Director of SPNI, certificates representing the 5,000 convertible preferred shares owned by Seller along with requisite stock powers in blank with medallion guarantees sufficient to allow the 5,000 convertible preferred shares owned by Seller to be transferred to Purchaser on the books of SPNI maintained by the Transfer Agent.

ii.	The mutual release duly executed by both parties has been delivered to Anthony Gebbia.

iii.	Promissory Notes and any other evidence of indebtedness or other obligation owning to Seller by SPNI, duly marked “Cancelled” and executed by the Seller shall have been delivered to Anthony Gebbia.

Upon verification of delivery of the Purchase Price, Anthony Gebbia shall release the shares as set forth in i. and the Notes and other evidence of obligations to Purchaser as set forth in iii. and shall release the mutual release in ii. to both parties.

Agreed: __________________

Anthony Gebbia

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